Exhibit 8.1

April 7, 2006

Sunstone Hotel Investors, Inc.,

903 Calle Amenecer, Suite 100,

San Clemente, California 92673.

Ladies and Gentlemen:

We have acted as special tax counsel to Sunstone Hotel Investors, Inc. (“Sunstone”) in connection with its offering of 2,200,000 shares of Sunstone’s 8.0% Series A Cumulative Redeemable Preferred Stock with a liquidation preference of $25.00 per share as described in the Prospectus Supplement to the Registration Statement on Form S-3 under the Securities Act of 1933, as amended, that was filed on April 7, 2006 (the “Prospectus Supplement”). We hereby confirm our opinion set forth in the Prospectus Supplement under the caption “U.S. Federal Income Tax Considerations”.

For purposes of this opinion, we have reviewed documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with Sunstone’s consent, that the factual representations contained in the letters of representation from Sunstone to us dated April 7, 2006 are true and complete without regard to any qualifications with respect to knowledge, belief or intention that may be set forth therein or elsewhere.

We hereby expressly consent to the discussion of the tax consequences included in the Registration Statement and the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP